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Exhibit 21.1


                            SUBSIDIARIES OF THE REGISTRANT


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Integrity Holdings, Inc.
Integrity Life Insurance Company
National Integrity Life Insurance Company
ARM Securities Corporation (formerly, SBM Financial Services, Inc.) ARM Transfer Agency, Inc.
SBM Certificate Company
Integrity Capital Advisors, Inc.